Exhibit 99

PFIZER REPORTS SECOND-QUARTER 2012 RESULTS

■	Second-Quarter 2012 Revenues of $15.1 Billion, excluding Discontinued Operations Revenues of $581 Million from the Nutrition(1) business

■	Second-Quarter 2012 Adjusted Diluted EPS(2) of $0.62; Second-Quarter 2012 Reported Diluted EPS(3) of $0.43

■	Reaffirms 2012 Financial Guidance

■	Repurchased $1.3 Billion of Common Stock in Second-Quarter 2012; Continue to Expect to Repurchase Approximately $5 Billion of Common Stock in 2012

■
Company Anticipates Filing a Registration Statement with the U.S. Securities and Exchange Commission by Mid-August for a Potential Initial Public Offering of up to a 20% Ownership Stake in the Animal Health Business, Zoetis

($ in millions, except per share amounts)
	Second-Quarter			Year-to-Date
	2012	2011(4)	Change	2012	2011(4)	Change
Reported Revenues	$15,057	$16,485	(9%)	$29,942	$32,509	(8%)
Adjusted Income(2)	4,671	4,650	--	9,015	9,359	(4%)
Adjusted Diluted EPS(2)	0.62	0.59	5%	1.19	1.17	2%
Reported Net Income(3)	3,253	2,610	25%	5,047	4,832	4%
Reported Diluted EPS(3)	0.43	0.33	30%	0.67	0.61	10%

See end of text prior to tables for notes.

NEW YORK, N.Y., Tuesday, July 31, 2012 – Pfizer Inc. (NYSE: PFE) today reported financial results for second-quarter 2012.  Second-quarter 2012 revenues were $15.1 billion, a decrease of 9% compared with $16.5 billion in the year-ago quarter, which reflects an operational decline of $977 million, or 6%, and the unfavorable impact of foreign exchange of $451 million, or 3%.

For second-quarter 2012, U.S. revenues were $5.7 billion, a decrease of 15% compared with the year-ago quarter.  This decrease was primarily the result of the U.S. loss of exclusivity of Lipitor on November 30, 2011.  International revenues were $9.3 billion, a decrease of 5% compared with the prior-year quarter, primarily due to the unfavorable impact of foreign exchange.  U.S. revenues represented 38% of total revenues in second-quarter 2012 compared with 41% in the year-ago quarter, while international revenues represented 62% of total revenues in second-quarter 2012 compared with 59% in the year-ago quarter.

Financial Performance(5)
	Second-Quarter Revenues
($ in millions) Favorable/(Unfavorable)	2012	2011	Change	Foreign Exchange	Operational

Primary Care	$4,018	$5,870	(32%)	(1%)	(31%)
Specialty Care	3,497	3,699	(5%)	(3%)	(2%)
Established Products	2,681	2,317	16%	(2%)	18%
Emerging Markets	2,620	2,415	8%	(6%)	14%
Oncology	323	339	(5%)	(3%)	(2%)
Biopharmaceutical	13,139	14,640	(10%)	(3%)	(7%)

Animal Health	1,085	1,055	3%	(4%)	7%
Consumer Healthcare	768	714	8%	(3%)	11%
Other(6)	65	76	(14%)	(1%)	(13%)

Total	$15,057	$16,485	(9%)	(3%)	(6%)

See end of text prior to tables for notes.

Business Highlights
Primary Care unit revenues decreased 31% operationally in comparison with the same period last year, primarily due to the loss of exclusivity of Lipitor in the U.S. in November 2011 and the resulting shift in the reporting of U.S. Lipitor revenues to the Established Products unit beginning January 1, 2012.  U.S. branded Lipitor revenues, as reported by the Established Products unit, decreased to $296 million, from $1.4 billion reported by the Primary Care unit in second-quarter 2011, due to the aforementioned loss of exclusivity and the entry of multi-source generic competition in May 2012.  Collectively, the decline in worldwide revenues for Lipitor and for certain other Primary Care unit products that lost exclusivity in various markets in 2012 and 2011, as well as the resulting shift in the reporting of certain product revenues to the Established Products unit, reduced Primary Care unit revenues by approximately $2.0 billion, or 34%, in comparison with second-quarter 2011.  The impact of these declines was partially offset by the strong growth of Lyrica and Celebrex.

Specialty Care unit revenues declined 2% operationally in comparison with second-quarter 2011.  Revenues were positively impacted by the growth of Enbrel, as well as the Prevenar franchise in Japan and Australia, while U.S. Prevnar 13 revenues were essentially flat and developed Europe Prevenar 13 revenues were slightly lower than in the prior-year quarter since most patients eligible to receive the pediatric catch-up dose have already been vaccinated and utilization in adults is minimal at this time.  Additionally, Specialty Care unit revenues were negatively impacted by the losses of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively, and the resulting shift in the reporting of Vfend and Xalatan U.S. revenues to the Established Products unit beginning January 1, 2012, as well as the loss of exclusivity of Xalatan in developed Europe in January 2012 and Geodon in the U.S. in March 2012.  Collectively, these developments relating to Vfend, Xalatan and Geodon reduced Specialty Care unit revenues by approximately $265 million, or 7%, in comparison with second-quarter 2011.

Established Products unit revenues increased 18% operationally in comparison with the prior-year period, primarily reflecting $433 million of U.S. and Japan branded Lipitor revenues, contribution from the sales of the authorized generic version of Lipitor in the U.S. by Watson Pharmaceuticals, Inc. and launches of generic versions of other Pfizer branded primary care and specialty care products.  Second-quarter 2012 revenues were negatively impacted in comparison with second-quarter 2011 by the entry of multi-source generic competition in the U.S. for donepezil (Aricept) in May 2011, as well as the continuing decline of U.S. revenues of certain products that previously lost exclusivity.  Total revenues from established products in both the Established Products and Emerging Markets units were $3.8 billion, with $1.1 billion generated in emerging markets.

Emerging Markets unit revenues grew 14% operationally in comparison with second-quarter 2011, primarily due to volume growth mainly in China and Russia as a result of more targeted promotional efforts for key products, including Lipitor, Norvasc and Lyrica.  Additionally, growth was driven by the timing of government purchases of Prevenar 13 in Turkey and Enbrel in Brazil compared with the year-ago quarter.  Growth was partially offset by the timing of government purchases of Prevenar 13 and certain other products in Mexico in comparison with the year-ago period.

Animal Health unit revenues increased 7% operationally in comparison with the same quarter last year, largely due to increased demand across the companion animal and global livestock portfolios in key geographies.  Consumer Healthcare unit revenues increased 11% operationally in comparison with second-quarter 2011, primarily due to the addition of products from the acquisitions of Ferrosan Consumer Health in December 2011 and Alacer Corp. in February 2012.

Adjusted Expenses(2), Adjusted Income(2) and Adjusted Diluted EPS(2) Highlights
	Second-Quarter Selected Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2012	2011	Change	Foreign Exchange	Operational

Adjusted Cost of Sales (2)	$2,665	$3,025	(12%)	(9%)	(3%)
As a Percent of Revenues	17.7%	18.3%	N/A	N/A	N/A
Adjusted SI&A Expenses(2)	3,937	4,777	(18%)	(2%)	(16%)
Adjusted R&D Expenses(2)	1,664	2,050	(19%)	(1%)	(18%)

Total	$8,266	$9,852	(16%)	(4%)	(12%)

See end of text prior to tables for notes.

Adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate were $8.3 billion in second-quarter 2012, a decrease of 16% compared with $9.9 billion in second-quarter 2011. Excluding the favorable impact of foreign exchange of $396 million, or 4%, these costs decreased 12%, primarily reflecting the benefits of cost-reduction and productivity initiatives. Savings in adjusted R&D expenses(2) were generated in second-quarter 2012 by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced initiatives. Lower adjusted SI&A expenses(2) compared with the year-ago period reflect a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity, as well as more streamlined corporate support functions. Adjusted cost of sales(2) and Adjusted cost of sales(2) as a percent of revenues were favorably impacted by foreign exchange and the benefits generated from the on-going productivity initiatives to streamline the manufacturing network and unfavorably impacted by the decline in revenues contributing to a shift in geographic and business mix. Additionally, lower adjusted cost of sales(2) compared with the same period last year reflects reduced manufacturing volumes given the aforementioned products that lost exclusivity in various markets.

In second-quarter 2012, the effective tax rate on adjusted income(2) was 29%, comparable with second-quarter 2011.  The second-quarter 2012 rate reflects the favorable impact of the change in the jurisdictional mix of earnings and the unfavorable impact of the expiration of the U.S. research and development tax credit.

The diluted weighted-average shares outstanding for second-quarter 2012 were 7.5 billion shares, a reduction of approximately 398 million shares compared with second-quarter 2011.  This decline was primarily due to the Company’s ongoing share-repurchase program.

As a result of the aforementioned factors, second-quarter 2012 adjusted income(2) was $4.7 billion, comparable with the year-ago quarter, and adjusted diluted EPS(2) was $0.62, an increase of 5% compared with $0.59 in second-quarter 2011.

Reported Net Income(3) and Reported Diluted EPS(3) Highlights
In addition to the aforementioned factors, second-quarter 2012 reported earnings in comparison with the same period in 2011 were favorably impacted by lower purchase accounting adjustments, lower costs related to our cost-reduction and productivity initiatives, lower acquisition-related costs and lower impairment charges. Second-quarter 2012 reported earnings were unfavorably impacted by higher charges related to certain legal matters.

The effective tax rate on reported results was 29% in second-quarter 2012 compared with 30% in second-quarter 2011. The decrease was primarily due to the change in the jurisdictional mix of earnings, partially offset by the impact of the expiration of the U.S. research and development tax credit.

As a result of all these factors, second-quarter 2012 reported net income(3) was $3.3 billion, an increase of 25% compared with $2.6 billion in the prior-year quarter, and reported diluted EPS(3) was $0.43, an increase of 30% compared with $0.33 in second-quarter 2011.

Executive Commentary
Ian Read, Chairman and Chief Executive Officer, stated, “We delivered solid results this quarter.  This performance was achieved despite the $1.8 billion, or 11%, negative impact on revenues of product losses of exclusivity compared with the year-ago period, primarily Lipitor in most major markets.  Worldwide revenues from many of our key medicines, including Celebrex, Enbrel, Lyrica and the Prevnar/Prevenar franchise, increased and our Emerging Markets unit generated 14% operational revenue growth, driven primarily by our targeted investments in China and Russia.  Overall, I am confident that Pfizer is well-positioned for long-term success given the potential of our innovative late-stage and emerging pipeline, strong operating cash flow, streamlined organization and disciplined approach to capital allocation.”

“We are committed to keeping our capital allocation priorities aligned with the best interests of our shareholders.  The pending sale of our Nutrition business and potential separation of our Animal Health business as a stand-alone public company to be named Zoetis remain on track.  We anticipate filing a registration statement with the Securities and Exchange Commission by mid-August for a potential initial public offering (IPO) of up to a 20% ownership stake in Zoetis.  If the IPO is successfully completed, which we are targeting for the first half of 2013, we will have a variety of options to achieve a potential full separation of Zoetis.  As we continue to work toward a separation of this business, we remain open to all alternatives to maximize the after-tax return for our shareholders,” concluded Mr. Read.

Frank D’Amelio, Chief Financial Officer, stated, “We are reaffirming our 2012 financial guidance, reflecting our solid performance year-to-date, our continued confidence in the business, our financial flexibility and the significant cost savings generated by our cost-reduction and productivity initiatives.  We also continue to expect to repurchase approximately $5 billion of our common stock this year, with $3 billion repurchased through July 30.”

2012 Financial Guidance(7)
Pfizer’s financial guidance, at current exchange rates(8), is summarized below.  Since the Nutrition(1) business is presented as a discontinued operation, the full-year results of that business only impact the Reported Diluted EPS(3) and operating cash flow components of our 2012 financial guidance.

Reported Revenues	$58.0 to $60.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	19.5% to 20.5%
Adjusted SI&A Expenses(2)	$16.3 to $17.3 billion
Adjusted R&D Expenses(2)	$6.5 to $7.0 billion
Adjusted Other (Income)/Deductions(2)	Approximately $1.0 billion
Effective Tax Rate on Adjusted Income(2)	Approximately 29%
Reported Diluted EPS(3)	$1.23 to $1.38
Adjusted Diluted EPS(2)	$2.14 to $2.24
Operating Cash Flow	Approximately $19.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)
On April 23, 2012, Pfizer announced that it entered into an agreement to sell the Nutrition business to Nestlé.  The transaction is expected to close by the first half of 2013, assuming the receipt of the required regulatory clearances and the satisfaction of other closing conditions.  As a result of Pfizer’s decision to divest this business, the operating results of the Nutrition business are reported as Discontinued Operations – net of tax in the consolidated statements of income for all periods.

(2)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported U.S. generally accepted accounting principles (GAAP) net income(3) and its components and reported diluted EPS(3) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended April 1, 2012, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2012 and 2011, as well as reconciliations of full-year 2012 guidance for adjusted income and adjusted diluted EPS to full-year 2012 guidance for reported net income(3) and reported diluted EPS(3), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(4)
On August 1, 2011, Pfizer completed the sale of Capsugel to an affiliate of Kohlberg Kravis Roberts & Co. L.P.  The operating results associated with Capsugel are reported as Discontinued operations – net of tax in the consolidated statements of income for the three and six months ended July 3, 2011.  Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in the results beginning January 31, 2011.  Therefore, in accordance with Pfizer’s domestic and international reporting periods, the operating results for the first six months of 2011 reflect approximately five months of King’s U.S. operations and approximately four months of King’s international operations.

(5)	For a description of each business unit, see Note 13A to Pfizer’s condensed consolidated financial statements included in Pfizer’s Form 10-Q for the fiscal quarter ended April 1, 2012.

(6)	Other includes revenues generated primarily from Pfizer CentreSource, Pfizer’s contract manufacturing and bulk pharmaceutical chemical sales organization.

(7)
The 2012 financial guidance includes the revenues and expenses related to the Nutrition business, which is reflected as a discontinued operation, but does not include the gain on the pending sale of the Nutrition business.  Does not assume the completion of any business-development transactions not completed as of July 1, 2012, including any one-time upfront payments associated with such transactions.  Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of July 1, 2012.

(8)
The current exchange rates assumed in connection with the 2012 financial guidance are a blend of the actual exchange rates in effect during the first six months of 2012 and the mid-July 2012 exchange rates for the remainder of the year.

Contacts:
Media	Investors
Joan Campion 212.733.2798	Suzanne Harnett 212.733.8009
Jennifer Davis 212.733.0717

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions, except per common share data)

	Second Quarter		% Incr. /	Six Months		% Incr. /
	2012	2011	(Decr.)	2012	2011	(Decr.)
Revenues	$15,057	$16,485	(9)	$29,942	$32,509	(8)
Costs and expenses:
Cost of sales(b)	2,752	3,571	(23)	5,497	7,040	(22)
Selling, informational and administrative expenses(b)	3,977	4,800	(17)	7,954	9,178	(13)
Research and development expenses(b)	1,699	2,231	(24)	3,753	4,311	(13)
Amortization of intangible assets(c)	1,291	1,384	(7)	2,711	2,749	(1)
Restructuring charges and certain acquisition-related costs	190	478	(60)	787	1,368	(42)
Other deductions--net	664	423	57	2,321	1,255	85
Income from continuing operations before provision for taxes on income	4,484	3,598	25	6,919	6,608	5
Provision for taxes on income	1,290	1,077	20	2,001	1,951	3
Income from continuing operations	3,194	2,521	27	4,918	4,657	6
Discontinued operations--net of tax	66	97	(32)	145	195	(26)
Net income before allocation to noncontrolling interests	3,260	2,618	25	5,063	4,852	4
Less: Net income attributable to noncontrolling interests	7	8	(13)	16	20	(20)
Net income attributable to Pfizer Inc.	$3,253	$2,610	25	$5,047	$4,832	4
Earnings per common share -- basic:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.43	$0.32	34	$0.65	$0.58	12
Discontinued operations--net of tax	0.01	0.01	-	0.02	0.02	-
Net income attributable to Pfizer Inc. common shareholders	$0.44	$0.33	33	$0.67	$0.61	10
Earnings per common share -- diluted:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.42	$0.32	31	$0.65	$0.58	12
Discontinued operations--net of tax	0.01	0.01	-	0.02	0.02	-
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.33	30	$0.67	$0.61	10
Weighted-average shares used to calculate earnings per common share:
Basic	7,476	7,875		7,506	7,929
Diluted	7,537	7,935		7,570	7,980

(a)	The above financial statements present the three and six months ended July 1, 2012 and July 3, 2011. Subsidiaries operating outside the United States are included for the three and six months ended May 27, 2012 and May 29, 2011.

Beginning in the second quarter of 2012, as a result of our decision to sell the Nutrition business, we report the operating results of the Nutrition business as Discontinued operations - net of tax for all periods presented.

On August 1, 2011, we completed the sale of our Capsugel business. The operating results associated with the Capsugel business are reported as Discontinued Operations - net of tax for the three and six months ended July 3, 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, and in accordance with our domestic and international reporting periods, our operating results for the six months ended July 3, 2011 reflect approximately five months of King’s U.S. operations and approximately four months of King’s international operations.

Certain amounts and percentages may reflect rounding adjustments.

See Supplemental Information that accompanies these materials for additional details.

The financial results for the three and six months ended July 1, 2012 are not necessarily indicative of the results which could ultimately be achieved for the full year.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended July 1, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$15,057	$-	$-	$-	$-	$15,057
Cost of sales(b)	2,752	(3)	(57)	-	(27)	2,665
Selling, informational and administrative expenses(b)	3,977	3	(4)	-	(39)	3,937
Research and development expenses(b)	1,699	2	-	-	(37)	1,664
Amortization of intangible assets(c)	1,291	(1,225)	-	-	-	66
Restructuring charges and certain acquisition-related costs	190	-	(176)	-	(14)	-
Other (income)/deductions--net	664	59	-	-	(579)	144
Income from continuing operations before provision for taxes on income	4,484	1,164	237	-	696	6,581
Provision for taxes on income	1,290	314	54	-	245	1,903
Income from continuing operations	3,194	850	183	-	451	4,678
Discontinued operations--net of tax	66	-	-	(66)	-	-
Net income attributable to noncontrolling interests	7	-	-	-	-	7
Net income attributable to Pfizer Inc.	3,253	850	183	(66)	451	4,671
Earnings per common share attributable to Pfizer Inc.--diluted(d)	0.43	0.11	0.02	(0.01)	0.06	0.62

	Six Months Ended July 1, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$29,942	$-	$-	$-	$-	$29,942
Cost of sales(b)	5,497	(11)	(136)	-	(27)	5,323
Selling, informational and administrative expenses(b)	7,954	6	(5)	-	(61)	7,894
Research and development expenses(b)	3,753	2	(5)	-	(339)	3,411
Amortization of intangible assets(c)	2,711	(2,577)	-	-	-	134
Restructuring charges and certain acquisition-related costs	787	-	(274)	-	(513)	-
Other (income)/deductions--net	2,321	(30)	-	-	(1,823)	468
Income from continuing operations before provision for taxes on income	6,919	2,610	420	-	2,763	12,712
Provision for taxes on income	2,001	698	121	-	861	3,681
Income from continuing operations	4,918	1,912	299	-	1,902	9,031
Discontinued operations--net of tax	145	-	-	(145)	-	-
Net income attributable to noncontrolling interests	16	-	-	-	-	16
Net income attributable to Pfizer Inc.	5,047	1,912	299	(145)	1,902	9,015
Earnings per common share attributable to Pfizer Inc.--diluted(d)	0.67	0.25	0.04	(0.02)	0.25	1.19

(a)	Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

See end of tables for notes (1), (2) and (3).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended July 3, 2011
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$16,485	$-	$-	$-	$1	$16,486
Cost of sales(b)	3,571	(365)	(170)	-	(11)	3,025
Selling, informational and administrative expenses(b)	4,800	(1)	(16)	-	(6)	4,777
Research and development expenses(b)	2,231	(3)	-	-	(178)	2,050
Amortization of intangible assets(c)	1,384	(1,348)	-	-	-	36
Restructuring charges and certain acquisition-related costs	478	-	(406)	-	(72)	-
Other (income)/deductions--net	423	(10)	-	-	(389)	24
Income from continuing operations before provision for taxes on income	3,598	1,727	592	-	657	6,574
Provision for taxes on income	1,077	463	147	-	229	1,916
Income from continuing operations	2,521	1,264	445	-	428	4,658
Discontinued operations--net of tax	97	-	-	(97)	-	-
Net income attributable to noncontrolling interests	8	-	-	-	-	8
Net income attributable to Pfizer Inc.	2,610	1,264	445	(97)	428	4,650
Earnings per common share attributable to Pfizer Inc.--diluted(d)	0.33	0.16	0.06	(0.01)	0.05	0.59

	Six Months Ended July 3, 2011
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(a)
Revenues	$32,509	$-	$-	$-	$-	$32,509
Cost of sales(b)	7,040	(795)	(342)	-	(9)	5,894
Selling, informational and administrative expenses(b)	9,178	3	(23)	-	(6)	9,152
Research and development expenses(b)	4,311	(3)	(3)	-	(248)	4,057
Amortization of intangible assets(c)	2,749	(2,687)	-	-	-	62
Restructuring charges and certain acquisition-related costs	1,368	-	(794)	-	(574)	-
Other (income)/deductions--net	1,255	(18)	-	-	(1,029)	208
Income from continuing operations before provision for taxes on income	6,608	3,500	1,162	-	1,866	13,136
Provision for taxes on income	1,951	900	266	-	640	3,757
Income from continuing operations	4,657	2,600	896	-	1,226	9,379
Discontinued operations--net of tax	195	-	-	(195)	-	-
Net income attributable to noncontrolling interests	20	-	-	-	-	20
Net income attributable to Pfizer Inc.	4,832	2,600	896	(195)	1,226	9,359
Earnings per common share attributable to Pfizer Inc.--diluted(d)	0.61	0.33	0.11	$(0.02)	$0.15	1.17

(a)	Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

See end of tables for notes (1), (2) and (3).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS*
(UNAUDITED)

1)	The financial statements present the three and six months ended July 1, 2012 and July 3, 2011. Subsidiaries operating outside the United States are included for the three and six months ended May 27, 2012 and May 29, 2011.

Beginning in the second quarter of 2012, as a result of our decision to sell the Nutrition business, we report the operating results of the Nutrition business as Discontinued operations - net of tax for all periods presented.

On August 1, 2011, we completed the sale of our Capsugel business. The operating results associated with the Capsugel business are reported as Discontinued Operations - net of tax for the three and six months ended July 3, 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, and in accordance with our domestic and international reporting periods, our operating results for the six months ended July 3, 2011 reflect approximately five months of King’s U.S. operations and approximately four months of King’s international operations.

2)	Acquisition-related costs include the following:

	Second Quarter		Six Months
(millions of dollars)	2012	2011	2012	2011

Transaction costs(a)	$1	$13	$1	$23
Integration costs(a)	108	199	208	378
Restructuring charges(a)	67	194	65	393
Additional depreciation - asset restructuring(b)	61	186	146	368
Total acquisition-related costs -- pre-tax	237	592	420	1,162
Income taxes(c)	(54)	(147)	(121)	(266)
Total acquisition-related costs -- net of tax	$183	$445	$299	$896

(a)	Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. The sum of these costs and charges is included in Restructuring charges and certain acquisition-related costs.

(b)	Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($57 million) and Selling, informational and administrative expenses ($4 million) for the three months ended July 1, 2012. Included in Cost of sales ($136 million), Selling, informational and administrative expenses ($5 million) and Research and development expenses ($5 million) for the six months ended July 1, 2012. Included in Cost of sales ($170 million) and Selling, informational and administrative expenses ($16 million) for the three months ended July 3, 2011. Included in Cost of sales ($342 million), Selling, informational and administrative expenses ($23 million) and Research and development expenses ($3 million) for the six months ended July 3, 2011.

(c)	Included in Provision for taxes on income.

3)	Certain significant items include the following:

	Second Quarter		Six Months
(millions of dollars)	2012	2011	2012	2011

Restructuring charges(a)	$14	$72	$513	$574
Implementation costs and additional depreciation - asset restructuring(b)	57	184	375	254
Certain legal matters(c)	483	53	1,258	525
Certain asset impairment charges(d)	77	332	489	489
Other(e)	65	16	128	24
Total certain significant items -- pre-tax	696	657	2,763	1,866
Income taxes(f)	(245)	(229)	(861)	(640)
Total certain significant items -- net of tax	$451	$428	$1,902	$1,226

(a)	Included in Restructuring charges and certain acquisition-related costs, primarily related to our cost-reduction and productivity initiatives.

(b)	Primarily related to our cost-reduction and productivity initiatives. Included in Cost of sales ($4 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($37 million) for the three months ended July 1, 2012. Included in Cost of sales ($4 million), Selling, informational and administrative expenses ($32 million) and Research and development expenses ($339 million) for the six months ended July 1, 2012. Included in Selling, informational and administrative expenses ($6 million) and Research and development expenses ($178 million) for the three months ended July 3, 2011. Included in Selling, informational and administrative expenses ($6 million) and Research and development expenses ($248 million) for the six months ended July 3, 2011.

(c)	Included in Other deductions - net. In the second quarter and first six months of 2012, primarily includes charges for hormone-replacement therapy litigation. The first six months of 2012 also includes $450 million in settlement of a lawsuit by Brigham Young University related to Celebrex. In 2011, primarily includes charges for hormone-replacement therapy litigation.

(d)	Primarily included in Other deductions - net. In 2012, primarily includes certain intangible assets acquired in connection with our acquisitions of Wyeth and King, including in-process research and development (IPR&D) intangible assets. In 2011, primarily includes certain intangible assets acquired in connection with our acquisition of Wyeth, including IPR&D intangible assets.

(e)	Included in Selling, information and administrative expenses ($23 million) and Other deductions - net ($42 million) for the three months ended July 1, 2012. Included in Selling, information and administrative expenses ($29 million) and Other deductions - net ($99 million) for the six months ended July 1, 2012. Included in Revenues ($1 million expense), Cost of sales ($1 million income) and Other deductions - net ($16 million) for the three months ended July 3, 2011. Included in Cost of sales ($4 million income) and Other deductions - net ($28 million) for the six months ended July 3, 2011.

(f)	Included in Provision for taxes on income.

*	Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components are presented solely to permit investors to more fully understand how management assesses performance.

PFIZER INC.
BUSINESS REVENUES(1)
FIRST SIX MONTHS OF 2012 AND 2011
(UNAUDITED)
(millions of dollars)

	2012	2011	Change	Foreign Exchange	Operational
Primary Care	$8,115	$11,311	(28%)	(1%)	(27%)
Specialty Care	7,077	7,626	(7%)	(1%)	(6%)
Established Products	5,482	4,684	17%	(1%)	18%
Emerging Markets	4,919	4,593	7%	(5%)	12%
Oncology	611	650	(6%)	(2%)	(4%)
Biopharmaceutical	26,204	28,864	(9%)	(2%)	(7%)

Animal Health	2,111	2,037	4%	(3%)	7%
Consumer Healthcare	1,496	1,452	3%	(2%)	5%
Other	131	156	(16%)	(1%)	(15%)

Total	$29,942	$32,509	(8%)	(2%)	(6%)

(1)	For a description of each business unit, see Note 13A to Pfizer's condensed consolidated financial statements included in Pfizer's Form 10-Q for the fiscal quarter ended April 1, 2012.

PFIZER INC.
ADJUSTED SELECTED COSTS AND EXPENSES
FIRST SIX MONTHS OF 2012 AND 2011
(UNAUDITED)

($ in millions)				Foreign
(Favorable)/Unfavorable	2012	2011	% Change	Exchange	Operational

Adjusted Cost of Sales(1)	$5,323	$5,894	(10%)	(7%)	(3%)
As a Percent of Revenues	17.8%	18.1%	N/A	N/A	N/A
Adjusted SI&A Expenses(1)	7,894	9,152	(14%)	(1%)	(13%)
Adjusted R&D Expenses(1)	3,411	4,057	(16%)	-	(16%)

Total	$16,628	$19,103	(13%)	(3%)	(10%)

(1) Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses and Adjusted research and development (R&D) expenses are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2012 and 2011 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

PFIZER INC.
REVENUES
SECOND QUARTER 2012 and 2011
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

	2012	2011	% Change		2012	2011	% Change	2012	2011	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$15,057	$16,485	(9%)	(6%)	$5,722	$6,700	(15%)	$9,335	$9,785	(5%)	-
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$13,139	$14,640	(10%)	(7%)	$4,945	$5,964	(17%)	$8,194	$8,676	(6%)	(1%)
Lipitor(b)	1,220	2,591	(53%)	(52%)	296	1,412	(79%)	924	1,179	(22%)	(19%)
Lyrica	1,035	908	14%	18%	404	373	8%	631	535	18%	24%
Enbrel (Outside the U.S. and Canada)	988	914	8%	15%	-	-	-	988	914	8%	15%
Prevnar 13/Prevenar 13	916	821	12%	14%	429	428	-	487	393	24%	32%
Celebrex	659	622	6%	7%	421	391	8%	238	231	3%	6%
Viagra	485	495	(2%)	-	267	250	7%	218	245	(11%)	(7%)
Norvasc	348	375	(7%)	(6%)	11	9	22%	337	366	(8%)	(7%)
Zyvox	343	325	6%	9%	161	160	1%	182	165	10%	17%
Sutent	319	296	8%	13%	87	71	23%	232	225	3%	9%
Premarin family	274	255	7%	8%	250	229	9%	24	26	(8%)	-
Xalatan/Xalacom	209	291	(28%)	(25%)	10	14	(29%)	199	277	(28%)	(25%)
Genotropin	212	230	(8%)	(5%)	50	52	(4%)	162	178	(9%)	(5%)
Detrol/Detrol LA	205	230	(11%)	(10%)	127	145	(12%)	78	85	(8%)	(6%)
BeneFIX	193	176	10%	12%	91	76	20%	102	100	2%	5%
Vfend	178	192	(7%)	(3%)	18	18	-	160	174	(8%)	(3%)
Chantix/Champix	172	190	(9%)	(7%)	80	86	(7%)	92	104	(12%)	(6%)
Pristiq	158	147	7%	8%	124	121	2%	34	26	31%	32%
Revatio	143	130	10%	13%	87	74	18%	56	56	-	6%
Medrol	141	135	4%	6%	43	49	(12%)	98	86	14%	16%
Refacto AF/Xyntha	138	123	12%	17%	26	17	53%	112	106	6%	12%
Zosyn/Tazocin	141	162	(13%)	(11%)	72	85	(15%)	69	77	(10%)	(6%)
Zoloft	139	146	(5%)	(4%)	15	16	(6%)	124	130	(5%)	(4%)
Geodon/Zeldox	84	258	(67%)	(66%)	49	216	(77%)	35	42	(17%)	(10%)
Effexor	106	168	(37%)	(35%)	24	55	(56%)	82	113	(27%)	(24%)
Zithromax/Zmax	106	114	(7%)	(5%)	1	6	(83%)	105	108	(3%)	(2%)
Prevnar/Prevenar (7-valent)	84	155	(46%)	(46%)	-	-	-	84	155	(46%)	(46%)
Fragmin	101	97	4%	10%	13	9	44%	88	88	-	7%
Aricept(c)	84	112	(25%)	(21%)	-	-	-	84	112	(25%)	(21%)
Cardura	91	101	(10%)	(7%)	1	1	-	90	100	(10%)	(7%)
Relpax	89	84	6%	8%	53	48	10%	36	36	-	6%
Rapamune	85	100	(15%)	(12%)	46	46	-	39	54	(28%)	(24%)
Tygacil	86	75	15%	19%	38	38	-	48	37	30%	38%
EpiPen	92	66	39%	39%	79	54	46%	13	12	8%	10%
Xanax XR	69	79	(13%)	(7%)	11	14	(21%)	58	65	(11%)	(5%)
BMP2	67	101	(34%)	(34%)	67	95	(29%)	-	6	(100%)	(96%)
Sulperazon	71	49	45%	44%	-	-	-	71	49	45%	44%
Diflucan	67	64	5%	8%	3	3	-	64	61	5%	10%
Caduet	58	143	(59%)	(58%)	4	74	(95%)	54	69	(22%)	(20%)
Neurontin	62	84	(26%)	(23%)	12	18	(33%)	50	66	(24%)	(21%)
Unasyn	57	61	(7%)	(5%)	2	1	100%	55	60	(8%)	(5%)
Aromasin	55	95	(42%)	(39%)	3	7	(57%)	52	88	(41%)	(38%)
Arthrotec	53	62	(15%)	(12%)	29	33	(12%)	24	29	(17%)	(13%)
Inspra	58	49	18%	18%	2	1	100%	56	48	17%	18%
Dalacin/Cleocin	53	52	2%	6%	17	17	-	36	35	3%	9%
Toviaz	53	46	15%	17%	28	24	17%	25	22	14%	17%
Metaxalone/Skelaxin	61	79	(23%)	(23%)	61	79	(23%)	-	-	-	-
Alliance Revenue(d)	862	875	(1%)	(1%)	641	504	27%	221	371	(40%)	(38%)
All other biopharmaceutical products	1,869	1,717	9%	12%	692	545	27%	1,177	1,172	-	8%
All other established products(e)	1,539	1,400	10%	14%	546	409	33%	993	991	-	5%
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$1,085	$1,055	3%	7%	$416	$390	7%	$669	$665	1%	7%
CONSUMER HEALTHCARE	$768	$714	8%	11%	$340	$318	7%	$428	$396	8%	13%
OTHER(f)	$65	$76	(14%)	(13%)	$21	$28	(25%)	$44	$48	(8%)	(7%)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other markets in 2011 and 2012.  This loss of exclusivity reduced branded worldwide revenues by $1,371 million in the second quarter of 2012, in comparison with the second quarter of 2011.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Includes Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(e)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.
(f)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND QUARTER 2012 and 2011
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

	2012	2011	% Change		2012	2011	% Change		2012	2011	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$3,497	$4,211	(17%)	(11%)	$2,693	$2,644	2%	2%	$3,145	$2,930	7%	14%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$3,147	$3,857	(18%)	(12%)	$2,427	$2,404	1%	1%	$2,620	$2,415	8%	14%
Lipitor	393	635	(38%)	(34%)	288	333	(14%)	(14%)	243	211	15%	18%
Lyrica	331	321	3%	11%	172	122	41%	41%	128	92	39%	44%
Enbrel (Outside Canada)	586	595	(2%)	6%	148	112	32%	30%	254	207	23%	33%
Prevnar 13/Prevenar 13	178	189	(6%)	(1%)	62	35	77%	78%	247	169	46%	58%
Celebrex	43	47	(9%)	-	115	99	16%	16%	80	85	(6%)	(1%)
Viagra	88	95	(7%)	(1%)	53	48	10%	10%	77	102	(25%)	(21%)
Norvasc	32	44	(27%)	(20%)	174	199	(13%)	(13%)	131	123	7%	8%
Zyvox	79	80	(1%)	8%	41	36	14%	14%	62	49	27%	35%
Sutent	117	126	(7%)	-	45	42	7%	5%	70	57	23%	32%
Premarin family	3	3	-	-	8	8	-	-	13	15	(13%)	-
Xalatan/Xalacom	70	135	(48%)	(44%)	80	91	(12%)	(12%)	49	51	(4%)	4%
Genotropin	77	91	(15%)	(11%)	58	57	2%	4%	27	30	(10%)	(3%)
Detrol/Detrol LA	34	42	(19%)	(14%)	26	26	-	-	18	17	6%	6%
BeneFIX	62	66	(6%)	2%	33	29	14%	7%	7	5	40%	40%
Vfend	68	78	(13%)	(6%)	40	38	5%	3%	52	58	(10%)	(4%)
Chantix/Champix	33	48	(31%)	(28%)	46	41	12%	15%	13	15	(13%)	7%
Pristiq	-	-	-	-	22	17	29%	22%	12	9	33%	44%
Revatio	34	36	(6%)	(3%)	15	12	25%	27%	7	8	(13%)	13%
Medrol	25	30	(17%)	(7%)	14	11	27%	8%	59	45	31%	33%
Refacto AF/Xyntha	94	97	(3%)	3%	15	8	88%	67%	3	1	200%	-
Zosyn/Tazocin	14	17	(18%)	(18%)	4	3	33%	-	51	57	(11%)	(4%)
Zoloft	16	24	(33%)	(26%)	73	73	-	(3%)	35	33	6%	13%
Geodon/Zeldox	16	21	(24%)	(15%)	6	5	20%	-	13	16	(19%)	(6%)
Effexor	28	47	(40%)	(36%)	28	41	(32%)	(30%)	26	25	4%	12%
Zithromax/Zmax	17	23	(26%)	(25%)	47	44	7%	5%	41	41	-	2%
Prevnar/Prevenar (7-valent)	-	7	(100%)	(100%)	84	74	14%	11%	-	74	(100%)	(100%)
Fragmin	47	46	2%	9%	22	20	10%	16%	19	22	(14%)	(5%)
Aricept(d)	30	57	(47%)	(45%)	42	42	-	7%	12	13	(8%)	-
Cardura	25	32	(22%)	(16%)	37	41	(10%)	(8%)	28	27	4%	7%
Relpax	16	19	(16%)	(5%)	15	13	15%	15%	5	4	25%	25%
Rapamune	14	15	(7%)	(7%)	4	5	(20%)	-	21	34	(38%)	(35%)
Tygacil	18	16	13%	19%	1	2	(50%)	-	29	19	53%	58%
EpiPen	-	-	-	-	13	12	8%	8%	-	-	-	-
Xanax XR	21	27	(22%)	(15%)	12	11	9%	-	25	27	(7%)	8%
BMP2	-	6	(100%)	(100%)	-	-	-	-	-	-	-	-
Sulperazon	-	-	-	-	9	10	(10%)	(18%)	62	39	59%	61%
Diflucan	16	20	(20%)	(10%)	11	11	-	-	37	30	23%	27%
Caduet	4	5	(20%)	(20%)	34	48	(29%)	(29%)	16	16	-	6%
Neurontin	15	24	(38%)	(33%)	11	15	(27%)	(29%)	24	27	(11%)	(4%)
Unasyn	9	9	-	11%	20	21	(5%)	(10%)	26	30	(13%)	(7%)
Aromasin	20	53	(62%)	(58%)	14	18	(22%)	(18%)	18	17	6%	12%
Arthrotec	9	14	(36%)	(29%)	12	11	9%	-	3	4	(25%)	-
Inspra	34	32	6%	13%	17	13	31%	23%	5	3	67%	67%
Dalacin/Cleocin	8	9	(11%)	-	8	6	33%	33%	20	20	-	10%
Toviaz	20	18	11%	15%	2	2	-	7%	3	2	50%	44%
Metaxalone/Skelaxin	-	-	-	-	-	-	-	-	-	-	-	-
Alliance Revenue(e)	65	163	(60%)	(56%)	134	188	(29%)	(29%)	22	20	10%	25%
All other biopharmaceutical products	338	395	(14%)	(4%)	312	311	-	6%	527	466	13%	19%
All other established products(f)	252	305	(17%)	(11%)	270	276	(2%)	(3%)	471	410	15%	23%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$350	$354	(1%)	6%	$266	$240	11%	14%	$525	$515	2%	8%

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.
(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)	Includes Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
(f)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
SIX MONTHS 2012 and 2011
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

	2012	2011	% Change		2012	2011	% Change	2012	2011	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$29,942	$32,509	(8%)	(6%)	$11,676	$13,724	(15%)	$18,266	$18,785	(3%)	-
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$26,204	$28,864	(9%)	(7%)	$10,130	$12,227	(17%)	$16,074	$16,637	(3%)	(1%)
Lipitor(b)	2,615	4,976	(47%)	(47%)	679	2,717	(75%)	1,936	2,259	(14%)	(13%)
Lyrica	1,990	1,734	15%	17%	799	737	8%	1,191	997	19%	23%
Enbrel (Outside the U.S. and Canada)	1,887	1,784	6%	10%	-	-	-	1,887	1,784	6%	10%
Prevnar 13/Prevenar 13	1,857	1,817	2%	5%	983	1,079	(9%)	874	738	18%	24%
Celebrex	1,293	1,213	7%	7%	828	774	7%	465	439	6%	8%
Viagra	981	965	2%	3%	535	488	10%	446	477	(6%)	(4%)
Norvasc	682	731	(7%)	(7%)	25	18	39%	657	713	(8%)	(9%)
Zyvox	668	644	4%	5%	332	332	-	336	312	8%	11%
Sutent	619	572	8%	12%	173	140	24%	446	432	3%	8%
Premarin family	535	490	9%	10%	487	442	10%	48	48	-	8%
Xalatan/Xalacom	436	683	(36%)	(35%)	21	150	(86%)	415	533	(22%)	(20%)
Genotropin	407	439	(7%)	(6%)	91	98	(7%)	316	341	(7%)	(5%)
Detrol/Detrol LA	400	455	(12%)	(11%)	250	286	(13%)	150	169	(11%)	(9%)
BeneFIX	376	340	11%	12%	176	147	20%	200	193	4%	6%
Vfend	356	387	(8%)	(6%)	43	64	(33%)	313	323	(3%)	-
Chantix/Champix	350	389	(10%)	(9%)	172	180	(4%)	178	209	(15%)	(13%)
Pristiq	309	276	12%	13%	245	229	7%	64	47	36%	39%
Revatio	279	253	10%	12%	172	149	15%	107	104	3%	7%
Medrol	275	256	7%	9%	81	83	(2%)	194	173	12%	14%
Refacto AF/Xyntha	270	240	13%	16%	51	43	19%	219	197	11%	15%
Zosyn/Tazocin	269	341	(21%)	(20%)	136	192	(29%)	133	149	(11%)	(8%)
Zoloft	269	281	(4%)	(5%)	32	31	3%	237	250	(5%)	(6%)
Geodon/Zeldox	265	490	(46%)	(45%)	192	410	(53%)	73	80	(9%)	(4%)
Effexor	235	372	(37%)	(36%)	65	155	(58%)	170	217	(22%)	(20%)
Zithromax/Zmax	229	242	(5%)	(6%)	6	13	(54%)	223	229	(3%)	(3%)
Prevnar/Prevenar (7-valent)	222	308	(28%)	(30%)	-	-	-	222	308	(28%)	(30%)
Fragmin	192	188	2%	6%	25	23	9%	167	165	1%	6%
Aricept(c)	178	218	(18%)	(15%)	-	-	-	178	218	(18%)	(15%)
Cardura	175	197	(11%)	(10%)	2	3	(33%)	173	194	(11%)	(9%)
Relpax	174	164	6%	7%	104	95	9%	70	69	1%	4%
Rapamune	167	189	(12%)	(10%)	91	92	(1%)	76	97	(22%)	(18%)
Tygacil	167	148	13%	16%	78	74	5%	89	74	20%	26%
EpiPen(d)	150	101	49%	49%	130	86	51%	20	15	33%	41%
Xanax XR	137	155	(12%)	(7%)	25	28	(11%)	112	127	(12%)	(7%)
BMP2	134	194	(31%)	(31%)	134	183	(27%)	-	11	(100%)	(97%)
Sulperazon	129	104	24%	23%	-	-	-	129	104	24%	23%
Diflucan	124	129	(4%)	(2%)	3	3	-	121	126	(4%)	(2%)
Caduet	123	285	(57%)	(57%)	13	155	(92%)	110	130	(15%)	(16%)
Neurontin	120	155	(23%)	(20%)	25	37	(32%)	95	118	(19%)	(16%)
Unasyn	111	114	(3%)	(2%)	2	1	100%	109	113	(4%)	(2%)
Aromasin	111	209	(47%)	(46%)	7	45	(84%)	104	164	(37%)	(35%)
Arthrotec	109	121	(10%)	(8%)	62	64	(3%)	47	57	(18%)	(14%)
Inspra	105	91	15%	18%	3	2	50%	102	89	15%	18%
Dalacin/Cleocin	102	88	16%	19%	32	20	60%	70	68	3%	7%
Toviaz	98	88	11%	14%	53	46	15%	45	42	7%	13%
Metaxalone/Skelaxin(d)	94	88	7%	8%	94	88	7%	-	-	-	-
Alliance Revenue(e)	1,698	1,759	(3%)	(3%)	1,221	1,057	16%	477	702	(32%)	(31%)
All other biopharmaceutical products	3,732	3,401	10%	13%	1,452	1,168	24%	2,280	2,233	2%	6%
All other established products(f)	3,102	2,800	11%	13%	1,180	899	31%	1,922	1,901	1%	5%
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$2,111	$2,037	4%	7%	$838	$772	9%	$1,273	$1,265	1%	5%
CONSUMER HEALTHCARE	$1,496	$1,452	3%	5%	$666	$679	(2%)	$830	$773	7%	10%
OTHER(g)	$131	$156	(16%)	(15%)	$42	$46	(9%)	$89	$110	(19%)	(19%)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $2,361 million in the first six months of 2012, in comparison with the first six months of 2011.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Legacy King product. King's operations are included in our financial statements commencing from the acquisition date of January 31, 2011.
(e)	Includes Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(f)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.
(g)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2012 and 2011
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

	2012	2011	% Change		2012	2011	% Change		2012	2011	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$7,049	$8,051	(12%)	(8%)	$5,301	$5,167	3%	1%	$5,916	$5,567	6%	11%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$6,354	$7,341	(13%)	(9%)	$4,801	$4,703	2%	-	$4,919	$4,593	7%	12%
Lipitor	912	1,209	(25%)	(22%)	570	618	(8%)	(10%)	454	432	5%	6%
Lyrica	631	605	4%	10%	341	219	56%	53%	219	173	27%	32%
Enbrel (Outside Canada)	1,136	1,132	-	5%	303	252	20%	16%	448	400	12%	20%
Prevnar 13/Prevenar 13	335	353	(5%)	(1%)	138	87	59%	60%	401	298	35%	44%
Celebrex	84	88	(5%)	-	222	195	14%	12%	159	156	2%	6%
Viagra	175	194	(10%)	(6%)	104	101	3%	3%	167	182	(8%)	(5%)
Norvasc	64	89	(28%)	(25%)	338	388	(13%)	(15%)	255	236	8%	9%
Zyvox	151	151	-	6%	78	70	11%	6%	107	91	18%	23%
Sutent	222	234	(5%)	-	84	80	5%	4%	140	118	19%	25%
Premarin family	5	5	-	-	16	17	(6%)	-	27	26	4%	15%
Xalatan/Xalacom	163	259	(37%)	(34%)	159	176	(10%)	(11%)	93	98	(5%)	2%
Genotropin	153	177	(14%)	(10%)	110	107	3%	(1%)	53	57	(7%)	(2%)
Detrol/Detrol LA	68	81	(16%)	(14%)	50	57	(12%)	(12%)	32	31	3%	10%
BeneFIX	119	124	(4%)	1%	65	57	14%	12%	16	12	33%	33%
Vfend	135	148	(9%)	(5%)	76	74	3%	-	102	101	1%	5%
Chantix/Champix	67	97	(31%)	(29%)	88	85	4%	1%	23	27	(15%)	-
Pristiq	-	-	-	-	40	31	29%	29%	24	16	50%	56%
Revatio	66	68	(3%)	1%	27	22	23%	24%	14	14	-	14%
Medrol	49	54	(9%)	(4%)	24	24	-	-	121	95	27%	29%
Refacto AF/Xyntha	181	180	1%	5%	26	16	63%	53%	12	1	*	*
Zosyn/Tazocin	27	34	(21%)	(18%)	8	7	14%	14%	98	108	(9%)	(6%)
Zoloft	31	44	(30%)	(25%)	140	143	(2%)	(6%)	66	63	5%	8%
Geodon/Zeldox	31	40	(23%)	(20%)	11	10	10%	-	31	30	3%	13%
Effexor	58	93	(38%)	(35%)	62	75	(17%)	(18%)	50	49	2%	8%
Zithromax/Zmax	34	46	(26%)	(24%)	99	94	5%	2%	90	89	1%	2%
Prevnar/Prevenar (7-valent)	-	18	(100%)	(100%)	188	183	3%	60%	34	107	(68%)	(68%)
Fragmin	90	87	3%	7%	40	36	11%	17%	37	42	(12%)	(5%)
Aricept(d)	75	110	(32%)	(29%)	82	80	3%	5%	21	28	(25%)	(18%)
Cardura	50	64	(22%)	(19%)	71	79	(10%)	(12%)	52	51	2%	6%
Relpax	33	36	(8%)	(3%)	28	25	12%	12%	9	8	13%	25%
Rapamune	26	30	(13%)	(10%)	8	9	(11%)	(11%)	42	58	(28%)	(24%)
Tygacil	33	33	-	6%	3	3	-	-	53	38	39%	45%
EpiPen(e)	-	-	-	-	20	15	33%	40%	-	-	-	-
Xanax XR	43	54	(20%)	(17%)	23	24	(4%)	(8%)	46	49	(6%)	4%
BMP2	-	11	(100%)	(100%)	-	-	-	-	-	-	-	-
Sulperazon	-	-	-	-	18	21	(14%)	(19%)	111	83	34%	33%
Diflucan	33	38	(13%)	(8%)	20	22	(9%)	(9%)	68	66	3%	6%
Caduet	7	9	(22%)	(11%)	71	92	(23%)	(24%)	32	29	10%	14%
Neurontin	31	41	(24%)	(22%)	21	28	(25%)	(25%)	43	49	(12%)	(6%)
Unasyn	18	18	-	6%	38	40	(5%)	(10%)	53	55	(4%)	-
Aromasin	40	100	(60%)	(58%)	28	34	(18%)	(21%)	36	30	20%	23%
Arthrotec	18	25	(28%)	(24%)	23	24	(4%)	(4%)	6	8	(25%)	(13%)
Inspra	65	59	10%	15%	29	24	21%	18%	8	6	33%	33%
Dalacin/Cleocin	16	17	(6%)	(1%)	14	12	17%	12%	40	39	3%	8%
Toviaz	37	34	9%	14%	4	4	-	-	4	4	-	25%
Metaxalone/Skelaxin(e)	-	-	-	-	-	-	-	-	-	-	-	-
Alliance Revenue(f)	151	302	(50%)	(48%)	286	361	(21%)	(22%)	40	39	3%	15%
All other biopharmaceutical products	691	750	(8%)	(1%)	607	582	4%	3%	982	901	9%	15%
All other established products(g)	523	589	(11%)	(7%)	515	522	(1%)	(3%)	884	790	12%	19%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$695	$710	(2%)	3%	$500	$464	8%	8%	$997	$974	2%	7%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.
(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)	Legacy King product. King's operations are included in our financial statements commencing from the acquisition date of January 31, 2011.
(f)	Includes Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
(g)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales decreased 23% in second-quarter 2012, compared to the same period in 2011, and decreased 22% in the first six months of 2012, compared to the same period in 2011.  The decreases were due to a decline in revenues reflecting reduced manufacturing volumes related to products that lost exclusivity in various markets contributing to a shift in geographic and business mix, lower purchase accounting adjustments in 2012, lower costs related to our cost-reduction and productivity initiatives, as well as the benefits generated from the ongoing productivity initiatives to streamline the manufacturing network, and favorable foreign exchange of 8% for the second quarter of 2012 and 6% for the first six months of 2012.

Reported cost of sales as a percentage of revenues decreased 3.4 percentage points to 18.3% in second-quarter 2012, compared to the same period in 2011, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses decreased 17% in second-quarter 2012 and 13% in the first six months of 2012, compared to the same periods in 2011. The decreases were primarily due to savings generated from a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity, and more streamlined corporate support functions, as well as the favorable impact of foreign exchange of 2% for the second quarter of 2012 and 1% for the first six months of 2012.

Reported R&D expenses decreased 24% in second-quarter and 13% in the first six months of 2012, compared to the same periods in 2011, primarily due to savings generated by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced cost-reduction and productivity initiatives. Charges related to those initiatives were lower in the second quarter of 2012 and higher in the first six months of 2012 than in the same periods in 2011.

3. Other (Income)/Deductions – Net

($ in millions)	Second Quarter		Six Months
	2012	2011	2012	2011
Interest income(a)	$(86)	$(117)	$(167)	$(222)
Interest expense(a)	379	404	769	862
Net interest expense	293	287	602	640
Royalty-related income	(124)	(140)	(221)	(311)
Net gain on asset disposals	(17)	(14)	(24)	(26)
Certain legal matters, net(b)	474	(14)	1,287	487
Certain asset impairment charges(c)	77	320	510	480
Other, net	(39)	(16)	167	(15)
Other deductions––net	$664	$423	$2,321	$1,255
(a)
Interest income decreased in both periods in 2012 due to lower interest rates earned on investments. Interest expense decreased in both periods in 2012 due to lower debt balances and the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
In the second quarter and first six months of 2012, primarily includes charges for hormone-replacement therapy litigation. The first six months of 2012 also includes $450 million in settlement of a lawsuit by Brigham Young University related to Celebrex. In 2011, primarily includes charges for hormone-replacement therapy litigation.

(c)
In 2012, primarily includes certain intangible assets acquired in connection with our acquisitions of Wyeth and King, including in-process research and development (IPR&D) intangible assets. In 2011, primarily includes certain intangible assets acquired in connection with our acquisition of Wyeth, including IPR&D intangible assets.

4. Effective Tax Rate

Reported
The effective tax rate on reported results was 28.8% in second-quarter 2012 compared with 29.9% in second-quarter 2011, and 28.9% in the first six months of 2012 compared with 29.5% in the first six months of 2011. The decreases were primarily due to a change in the jurisdictional mix of earnings, partially offset by the impact of the expiration of the U.S. research and development tax credit.

Adjusted
In second-quarter 2012, the effective tax rate on adjusted income(1) was 28.9% compared with 29.1% in second-quarter 2011, and 29.0% in the first six months of 2012 compared with 28.6% in the first six months of 2011.  The tax rates in both periods in 2012 compared to the same periods in 2011 were favorably impacted by the change in the jurisdictional mix of earnings and unfavorably impacted by the expiration of the U.S. research and development tax credit.

5. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance(a)

	Full-Year 2012 Guidance
(Billions of dollars, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$16.1 - $16.9	~$2.14 - $2.24
Purchase Accounting Impacts of Transactions Completed as of 7/1/12	(3.6)	(0.48)
Acquisition-Related Costs	(0.5 - 0.7)	(0.07 - 0.09)
Non-Acquisition-Related Restructuring Costs(c)	(1.6 - 1.8)	(0.20 - 0.23)
Other Certain Significant Items incurred as of 7/1/12	(1.3)	(0.17)
Income from Discontinued Operations(d)	0.4	0.06
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$9.1 - $10.3	~$1.23 - $1.38
(a)
The current exchange rates assumed in connection with the 2012 financial guidance are a blend of the actual exchange rates in effect during the first six months of 2012 and the mid-July 2012 exchange rates for the remainder of the year.

(b)
Includes revenues and expenses related to the Nutrition business, which is reflected as a discontinued operation, but does not include the gain on the pending sale of the Nutrition business. Does not assume the completion of any business-development transactions not completed as of July 1, 2012, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of July 1, 2012.

(c)
Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and amounts related to other cost-reduction and productivity initiatives. These amounts are included in Certain Significant Items.

(d)	Income attributable to Pfizer’s Nutrition business.
 _______________

(1)
“Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported U.S. generally accepted accounting principles (GAAP) net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended April 1, 2012, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of July 31, 2012. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic review, capital allocation, and share-repurchase and dividend-rate plans that involve substantial risks and uncertainties.  You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates;

•
decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
•
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

•	the success of external business-development activities;
•
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

•	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

•	the ability to successfully market both new and existing products domestically and internationally;
•	difficulties or delays in manufacturing;
•	trade buying patterns;
•	the impact of existing and future legislation and regulatory provisions on product exclusivity;
•	trends toward managed care and healthcare cost containment;
•
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

•
the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification or repeal of any of the provisions thereof;

•
U.S. legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

•
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

•
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

•	contingencies related to actual or alleged environmental contamination;
•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
•	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
•
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;
•	interest rate and foreign currency exchange rate fluctuations;
•
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

•	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;
•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
•
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

•	changes in U.S. generally accepted accounting principles;
•
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

•	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas;
•	growth in costs and expenses;
•	changes in our product, segment and geographic mix;
•	our ability and the ability of Nestlé to satisfy the conditions to closing the sale of our Nutrition business to Nestlé;
•
the possibility that we will not file a registration statement with the Securities and Exchange Commission at all or within the anticipated time period for a potential initial public offering (IPO) of a minority ownership stake in our Animal Health business; the possibility that the IPO will not be consummated at all or within the anticipated time period, including as the result of regulatory, market or other factors; and, if the IPO is consummated, the impact of the strategic alternative that we decide to pursue with regard to our remaining ownership stake in the Animal Health business; and

•
the impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including (i) our ability to realize the projected benefits of our acquisition of King Pharmaceuticals, Inc., and (ii) our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

This earnings release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, which will be made only by prospectus.